UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2010

PRIVATEBANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34066	36-3681151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

120 S. LaSalle St. Suite 400 Chicago, Illinois		60603
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (312) 564-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 24, 2010, the Compensation Committee (“Committee”) of the Board of Directors of PrivateBancorp, Inc. (the “Company”) increased the base salary of Kevin Killips, the Company’s Chief Financial Officer, and approved payment to him of an additional amount, consistent with the Interim Final Rule on TARP Standards for Compensation and Corporate Governance issued in June 2009 by the U.S. Department of the Treasury. The adjustments are not intended to increase Mr. Killips’ total annual compensation, but to adjust the balance between fixed and variable compensation paid to him.

Effective March 1, 2010, Mr. Killips’ base salary was increased from $380,000 to $425,000. Effective March 1, 2010, the Committee approved payment of an additional $125,000 (the “Salary Adjustment”), payable over the remainder of 2010 subject to his continued employment. The Salary Adjustment, after reduction for applicable tax withholding, will be paid in fully vested shares of the Company’s common stock (“Salary Stock”) issued under the Company’s 2007 Long-Term Incentive Compensation Plan. The number of shares of Salary Stock issued to Mr. Killips will be determined each pay period by dividing the amount of net salary to be paid in stock by the closing price for the Company’s common stock on the applicable pay date. Payment of the Salary Adjustment is conditioned on Mr. Killips entering into an agreement with the Company that he will not sell, assign, pledge or otherwise transfer the shares of Salary Stock for two years, except in the case of death or permanent disability. The Salary Adjustment and agreement are subject to compliance with applicable TARP standards and to amendment or termination at any time by the Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIVATEBANCORP, INC.

Dated: March 2, 2010	By:	/s/ Jennifer R. Evans
Jennifer R. Evans
General Counsel and Corporate Secretary